Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Xencor, Inc. of our reports dated February 28, 2017, relating to the financial statements of Xencor, Inc. and the effectiveness of internal control over financial reporting of Xencor, Inc. appearing in the Annual Report on Form 10-K of Xencor, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Los Angeles, California
February 28, 2017